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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


________________________________________________________________________________
1.   Name and Address of Reporting Person*

    See                             Jackie                 R.
________________________________________________________________________________
   (Last)                           (First)             (Middle)

    1325 Airmotive Way, Suite 125
________________________________________________________________________________
                                    (Street)

    Reno,                              NV                 89502
________________________________________________________________________________
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Harvard Scientific Corp.  HVSF
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

    4/99-6/99
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by 1 Reporting Person
     [_]  Form filed by more than 1 Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          04/14/99       J               200,000     D       n/a                    D(3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          04/14/99       S               100,000     D      $0.50                   D(3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          04/21/99       S                 2,000     D      $0.50                     I       (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          04/22/99       S                 2,000     D      $0.50                     I       (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          04/23/99       S                 2,000     D      $0.625                    I       (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          04/26/99       S                 2,000     D      $0.90625                  I       (1)
------------------------------------------------------------------------------------------------------------------------------------
     (see continuation sheet for additional sales)                               D               1,155,039        D/I     (2)
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
                                                                  SEC 1474(3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) Represents a sale of shares held by Bio-Sphere Technology, Inc. ("BTI"), a corporation in which Dr. See is officer, director and shareholder.
(2) Reported holdings of non-derivative securities at month-end represent (a) 662,639 shares held by Dr. See in his individual capacity, (b) 392,400 shares held by BTI, and (c) 100,000 shares of Common Stock held by the Wassgren Anita See Trust, a trust in which Dr. See's spouse is the settlor and trustee (the "Trust"). Dr. See disclaims beneficial ownership in all shares held by BTI other than to the extent of his pecuniary interest therein and disclaims any beneficial ownership in all shares held by the Trust.
(3) Pursuant to an agreement with the issuer in settlement of a promissory note obligation, Dr. See has agreed to dispose of all of the issuer's shares held by Dr. See in his individual capacity for the benefit of the issuer. The proceeds of all shares sold by Dr. See individually pursuant to this arrangement will be forwarded either to or at the direction of the issuer. Pursuant to this arrangement, Dr. See transferred 200,000 shares in April 1999 and an additional 100,000 shares in June 1999 at the direction of the issuer to a consultant to the issuer.


        /S/ Jackie R. See                                      07/09/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

================================================================================
1. Name and Address of Reporting Person*

See,                                 Jackie                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

1325 Airmotive Way, Suite 125
--------------------------------------------------------------------------------
                                    (Street)

Reno,                              NV                  89502
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

Harvard Scientific Corp.   HVSF
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

4/99-6/99
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          04/27/99       S               2,000       D      $0.81250                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          04/28/99       S               2,000       D      $0.81250                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          04/29/99       S               1,000       D      $0.81250                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          04/29/99       S               1,000       D      $0.81250                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          04/30/99       S               2,000       D      $0.81250                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          04/30/99       S               2,500       D      $0.00160                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          04/30/99       S               2,500       D      $1.12500                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/03/99       S               5,000       D      $1.00000                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/03/99       S               1,000       D      $1.03125                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/03/99       S               1,000       D      $0.93750                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/03/99       S               1,000       D      $0.90625                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/04/99       S               5,000       D      $1.18750                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/04/99       S               4,000       D      $1.21870                I         (1)
====================================================================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

================================================================================
1. Name and Address of Reporting Person*

See,                                 Jackie                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

1325 Airmotive Way, Suite 125
--------------------------------------------------------------------------------
                                    (Street)

Reno,                              NV                  89502
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

Harvard Scientific Corp.   HVSF
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

4/99-6/99
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/04/99       S                4,000      D      $1.25000                I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/04/99       S                2,000      D      $1.12500                I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/05/99       S                5,000      D      $1.68750                I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/05/99       S                5,000      D      $1.71870                I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/05/99       S                4,500      D      $1.75000                I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/05/99       S                4,000      D      $1.37500                I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/05/99       S                3,000      D      $1.75000                I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/05/99       S                2,000      D      $1.50000                I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/05/99       S                2,000      D      $1.68750                I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/05/99       J                  500      D      $1.68750                I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/05/99       S                  500      D      $1.62500                I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/05/99       S                  500      D      $1.81250                I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/06/99       S               46,000      D      $1.87770                I          (1)
====================================================================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

================================================================================
1. Name and Address of Reporting Person*

See,                                 Jackie                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

1325 Airmotive Way, Suite 125
--------------------------------------------------------------------------------
                                    (Street)

Reno,                              NV                  89502
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

Harvard Scientific Corp.   HVSF
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

4/99-6/99
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/06/99       S               5,200       D      $2.31250                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/06/99       S               1,800       D      $2.25000                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/06/99       S               1,000       D      $2.00000                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/06/99       S               1,000       D      $1.75000                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/06/99       S                500        D      $2.12500                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/06/99       S                500        D      $1.81250                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/07/99       S               2,000       D      $1.18750                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/07/99       S               1,000       D      $1.50000                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/07/99       S               1,000       D      $1.37500                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/07/99       S               1,000       D      $1.12500                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/07/99       S               1,000       D      $1.25000                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/07/99       S               1,000       D      $1.18750                I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/07/99       S               1,000       D      $1.12500                I         (1)
====================================================================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
================================================================================
1. Name and Address of Reporting Person*

See,                                 Jackie                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

1325 Airmotive Way, Suite 125
--------------------------------------------------------------------------------
                                    (Street)

Reno,                              NV                  89502
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

Harvard Scientific Corp.   HVSF
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

4/99-6/99
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          06/15/99       J               100,000     D          n/a                 D(3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          06/24/99       S                 5,000     D      $0.93750                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          06/24/99       S                 5,000     D      $0.81250                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          06/24/99       S                 2,500     D      $0.84370                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          06/24/99       S                 2,500     D      $0.81250                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          06/24/99       S                 2,500     D      $0.81250                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          06/24/99       S                 2,500     D      $0.78120                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          06/25/99       S                 5,000     D      $0.75000                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          06/25/99       S                 5,000     D      $0.62500                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          06/25/99       S                 2,500     D      $0.65620                 D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 1,155,039      D/I       (2)
====================================================================================================================================

EXPLANATION:
------------
(1) Represents a sale of shares held by Bio-Sphere Technology, Inc. ("BTI"), a corporation in which Dr. See is officer, director and shareholder.
(2) Reported holdings of non-derivative securities at month-end represent (a) 662,639 shares held by Dr. See in his individual capacity, (b) 392,400 shares held by BTI, and (c) 100,000 shares of Common Stock held by the Wassgren Anita See Trust, a trust in which Dr. See's spouse is the settlor and trustee (the "Trust"). Dr. See disclaims beneficial ownership in all shares held by BTI other than to the extent of his pecuniary interest therein and disclaims any beneficial ownership in all shares held by the Trust.
(3) Pursuant to an agreement with the issuer in settlement of a promissory note obligation, Dr. See has agreed to dispose of all of the issuer's shares held by Dr. See in his individual capacity for the benefit of the issuer. The proceeds of all shares sold by Dr. See individually pursuant to this arrangement will be forwarded either to or at the direction of the issuer. Pursuant to this arrangement, Dr. See transferred 200,000 shares in April 1999 and an additional 100,000 shares in June 1999 at the direction of the issuer to a consultant to the issuer.